Exhibit 99.1

Internet Patents Corporation

Internet Patents Corporation Reports Second Quarter 2012 Results

SACRAMENTO, CA -- (Marketwire) -- 07/30/12 -- Internet Patents Corporation (NASDAQ: PTNT) today reported financial results for the second quarter ended June 30, 2012.

"As part of our efforts to license our strong portfolio of e-commerce patents, during the second quarter we initiated our first lawsuits against eBags, Inc. and TellApart, Inc. alleging infringement of U.S. Patent No. 6,898,587 entitled 'Event Log Information in Client-Server Computer System.' We are preparing to file additional lawsuits against other parties for infringing the Event Log and other patents in the near future," said Hussein Enan, Chairman and CEO of Internet Patents Corporation. "We are also pleased that our Board of Directors recently named Steve Yasuda as chief financial officer. Steve has been a key member of the management team for over 12 years, and we look forward to his continued contributions to the company in this role."

Operating Highlights

As of the quarter ended June 30, 2012:

•	In its second quarter of operating a patent licensing business, the Company reported a net loss for the quarter of $911,000, or $0.12 per share.
•
Total operating expenses of $979,000 were higher than the previous quarter due to severance and retention payments. Operating expenses are expected to return to the Company's target range of $0.6 to $0.7 million in the third quarter.

•	Cash and cash equivalents and short-term investments were $34.6 million, which includes $1.0 million in restricted short-term investments.
•
The number of shares of Internet Patents Corporation common stock issued and outstanding was 7,751,952. Options representing a total of 232,666 shares of common stock remain outstanding and exercisable as of that same date.

•
Net operating loss (NOL) carry forwards were approximately $139.2 million and $83.8 million for federal income tax and state income tax purposes, respectively. Included in these amounts are unrealized federal and state net operating loss deductions resulting from stock option exercises of approximately $6.7 million each. The benefit of these unrealized stock option-related deductions has not been included in deferred tax assets and will be recognized as a credit to additional paid-in capital when realized. Federal and state net operating loss carry forwards begin expiring in 2012.

About Internet Patents Corporation

Headquartered in Sacramento, CA, Internet Patents Corporation (NASDAQ: PTNT) operates a patent licensing business focused on its e-commerce technologies. www.internetpatentscorporation.net

Forward-Looking Statements

This news release contains forward-looking statements, which include statements expressing the intent, belief or current expectations of Internet Patents Corporation that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," "target," "goal," and similar expressions are intended to identify forward-looking statements. Actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Internet Patent Corporation's business, which include, but are not limited to: the unpredictable nature of patent licensing and patent litigation; potential changes in the laws and regulations relating to patents and patent litigation; the risk that we are not currently engaged in the patent licensing business, and our patent portfolio has never generated revenues; future changes we may make in our patent licensing strategy; and changes in the taxation of income due to the disallowance or expiration of the Company's net operating losses. Unless legally required, Internet Patents Corporation undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.

INTERNET PATENTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)
(unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$33,102	$70,326
Short-term investments	491	1,225
Restricted short-term investments	1,000	-
Prepaid expenses and other current assets	300	1,374

Total current assets	34,893	72,925
Property and equipment, net	44	42
Other assets	27	1,027

Total assets	$34,964	$73,994

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$426	$3,385
Accrued expenses and other current liabilities	247	541
Income tax payable	-	644

Total current liabilities	673	4,570
Income tax liability and other non-current liabilities	101	101

Total liabilities	774	4,671

Commitments and contingencies
Stockholders' equity:
Common stock	11	10
Paid-in capital	221,726	216,401
Treasury stock	(6,788)	(6,589)
Accumulated deficit	(180,759)	(140,499)

Total stockholders' equity	34,190	69,323

Total liabilities and stockholders' equity	$34,964	$73,994

INTERNET PATENTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011

Total revenues	$-	$-	$-	$-

Operating expenses:
Sales and marketing	-	-	-	-
Technology	-	24	-	48
General and administrative	979	826	1,816	1,714

Total operating expenses	979	850	1,816	1,762

Loss from operations	(979)	(850)	(1,816)	(1,762)

Other income	68	5	168	10

Loss from continuing operations	(911)	(845)	(1,648)	(1,752)

Discontinued operations, net of tax
Income from discontinued operations	-	1,824	-	3,029

Total discontinued operations	-	1,824	-	3,029

Net income (loss)	$(911)	$979	$(1,648)	$1,277

Net income (loss) per share:
Basic and diluted
Loss from continuing operations	$(0.12)	$(0.15)	$(0.22)	$(0.31)
Discontinued operations, net of tax	$-	$0.32	$-	$0.54

Net income (loss) per basic common share	$(0.12)	$0.17	$(0.22)	$0.23

Shares used in computing per share amounts Basic and diluted	7,752	5,687	7,566	5,605

Investor Relations Contact:

Jennifer Jarman

The Blueshirt Group

415-217-5866

Email Contact

Source: Internet Patents Corporation

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